Exhibit 5.1

Akerman LLP One Southeast Third Avenue Suite 2500 Miami, FL 33131-1714 Tel: 305.374.5600 Fax: 305.374.5095

November 10, 2014

The GEO Group, Inc.

One Park Place, Suite 700

621 Northwest 53rd Street

Boca Raton, FL 33487-8242

Re:	Issuance of up to $150,000,000 of shares of common stock of The GEO Group, Inc.

Ladies and Gentlemen:

We have acted as counsel to The GEO Group, Inc., a Florida corporation (the “Company”) in connection with the issuance and sale by the Company from time to time of common stock, par value $0.01 per share, of the Company, having an aggregate offering price of up to $150,000,000 (the “Shares”), pursuant to the several Equity Distribution Agreements, dated November 10, 2014 (the “Agreements”) between the Company and each of SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC, J.P. Morgan Securities LLC, Avondale Partners, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and MLV & Co. LLC. The Shares have been registered on a Registration Statement on Form S-3ASR (Registration No. 333-198729), which became effective upon filing with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on September 12, 2014 (the “Registration Statement”).

In connection with this opinion, and as a basis for the opinion hereinafter set forth, we have examined (i) the Registration Statement, including the prospectus contained therein, (ii) the Company’s prospectus supplement, dated November 10, 2014, filed with the Commission pursuant to Rule 424(b) under the Securities Act (including the documents incorporated or deemed incorporated by reference therein) (the “Prospectus Supplement”), and (iii) the executed Agreements. We have also examined such corporate records, documents, instruments and certificates of public officials and of the Company that we have deemed necessary for the purpose of rendering the opinions set forth herein. We have also reviewed such matters of law as we have considered necessary or appropriate as a basis for the opinion set forth below.

akerman.com

The GEO Group, Inc.

November 10, 2014

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or implied beyond the opinions expressly so stated.

With your permission, we have made and relied upon the following assumptions, without any investigation or inquiry by us, and our opinion expressed below is subject to, and limited and qualified by the effect of, all such assumptions: (i) all corporate records furnished to us by the Company are accurate and complete; (ii) the Registration Statement, the Agreements and the Prospectus Supplement filed by the Company with the Commission are identical to the forms of documents that we have reviewed; (iii) all statements as to factual matters that are contained in the Registration Statement and the Prospectus Supplement (including the exhibits thereto) are accurate and complete; (iv) the Company will sell and issue the Shares in accordance with the manner described in the Prospectus Supplement and in accordance with the terms and conditions of the Agreements; and (v) with respect to documents that we have reviewed in connection with this opinion letter, all documents submitted to us as originals are authentic, all documents submitted to us as certified, facsimile or photostatic copies conform to the originals of such documents, all such original documents are authentic, the signatures on all documents are genuine, and all natural persons who have executed any of the documents have the legal capacity to do so.

Based on and subject to the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized, and, upon due execution of the Agreements by the parties thereto, and upon issuance and delivery of the Shares against full payment therefor as provided in the Agreements, the Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to matters governed by laws of any jurisdiction other than the federal laws of the United States and the laws of the State of Florida. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement, the Agreements, the Prospectus and the Prospectus Supplement, and may not be used, circulated, quoted or otherwise relied upon for any other purposes without our express written consent.

We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

The GEO Group, Inc.

November 10, 2014

We hereby consent to the filing of this opinion letter with the Commission in connection with the filing of the Prospectus Supplement referred to above. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Sincerely,

/s/ AKERMAN LLP

AKERMAN LLP